SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

April 27, 2004

Date of Report (date of earliest event reported)

Landacorp, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-29377	94-3346710

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4151 Ashford Dunwoody Road, Suite 505
Atlanta Georgia 30319

(Address of principal executive offices)

(404) 531-9956

(Registrant’s telephone number, including area code)

SIGNATURE

Item 5.	Other Events and Required FD Disclosure.

     On March 1, 2004, Landacorp, Inc., a Delaware corporation (the “Company”), SHPS Holdings, Inc., a Delaware corporation (“SHPS”), and Sonic Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of SHPS (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, and subject to the conditions thereof, the Company would become a wholly-owned subsidiary of SHPS through the merger of Merger Sub with and into the Company (the “Merger”).

     The consummation of the transactions contemplated by the Merger Agreement was subject to, among other things, the approval of the Company’s stockholders. On April 23, 2004, the Company’s stockholders approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by such agreement at a Special Meeting of Stockholders held for such purpose. There were present in person or by proxy 9,924,962 shares of Landacorp common stock, representing 61.3% of the 16,182,445 shares of Landacorp common stock outstanding on March 29, 2004, the record date for the Special Meeting. The proposal was approved by a vote of 9,558,941 shares for, 365,871 shares against and 150 shares abstained. The votes for represented approximately 59.1% of the total shares of common stock outstanding as of the record date and approximately 96.3% of the votes cast. The closing of the Merger occurred on April 27, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LANDACORP, INC.
Date: April 27, 2004	By:	/S/ MERLE A. RYLAND Merle A. Ryland Vice President and Chief Financial Officer